Exhibit 10.4

AMENDMENT TO AGREEMENT

THIS AMENDMENT, made effective July 1, 2009 by and between Audio Products International Corp., a company incorporated pursuant to the laws of Ontario ("API") and Oscar Bernardo ("Employee").

WITNESSETH THAT:

WHEREAS, API is a wholly owned subsidiary of Klipsch Group, Inc. ("KGI"); WHEREAS, API and Employee have executed an Agreement effective August 8, 2006 ("Agreement"), whereby Employee is employed by API;

WHEREAS, API and Employee have agreed to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of continued employment and the mutual covenants and agreements contained herein and other good and adequate consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.Section 1.2 of he Agreement is amended and restated as follows:

API shall employ the Employee and the Employee shall serve as Senior Vice President, Global Inventory Operations. The Employee shall be responsible for the planning and management of all inventory owned by KGI and all of its affiliates on a global basis. The Employee shall report to KGI's President of Global Operations or such other person as KGI may designate from time to time.

2.Section 2.1 of the Agreement is amended and restated as follows:

API shall pay the Employee an annual base salary of CAN213,570.  The base salary shall be paid biweekly.  The Chairman of KGI shall review the annual base  salary for the purposes of determining whether an increase is merited commencing with a next review in September 2010.  Such review will be consistent with other senior executives of KGI

3.	The terms of Sections 2.2 and 2.4 have been satisfied by both parties and therefore are no longer a part of the Agreement.

4.

KGI suspended bonuses for all employees of KGI and all affiliates of KGI for FY09 and FY10 (years ending June 30, 2009 and June 30, 2010, respectively). Notwithstanding Section 2.3 of the Agreement, Employee shall not be entitled to a bonus opportunity in FY09 or FY10. In the event KGI reinstates bonus opportunities for senior executives of KGI, it shall also reinstate the bonus opportunity for

Employee. Criteria for any future bonus opportunities shall be based upon the profitability of KGI, written objectives and a subjective component determined in the discretion of the Chairman of KGI.

5.	Section 3.5 is amended such that the reference to "API" in the 4th and 6'[1]' line is replaced with "API or KGI".

6.	Section 3.6 is amended such that the reference to "API" in the 3rd and 4'[h] line is replaced with "API or KGI".

7.	All the protections described in Article 4 for the benefit of API shall extend to the benefit of API and KGI.

8.	The first sentence of Section 5.3 is amended and restated as follows:

API shall be entitled to terminate this Agreement at any other time without just cause upon providing fifteen (15) months' notice of termination or, at the sole discretion of API, payment in lieu of notice (or a combination of both).

9.	All other terms, conditions and provisions of the Agreement not specifically amended by this Agreement shall remain in full force and effect, and shall be incorporated by reference.

10.	The provisions of this Amendment shall be effective July 1, 2009

IN WITNESS WHEREOF, the parties have duly executed this Amendment.

/s/ Oscar Bernardo____________

OSCAR BERNARDO

AUDIO PRODUCTS INTERNATIONAL

By: /s/ Fred Klipsch___________

Title: CEO__________________